AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made as of July 29, 2022, by and between Angel Oak Financial Strategies Income Term Trust, a Delaware statutory trust (the “Acquiring Fund”), and Angel Oak Dynamic Financial Strategies Income Term Trust, a Delaware statutory trust (the “Acquired Fund” and, together with the Acquiring Fund, the “Funds”).

The reorganization will consist of the transfer of all of the assets of the Acquired Fund to the Acquiring Fund in exchange solely for newly issued shares of beneficial interest of the Acquiring Fund, par value of $0.001 per share (the “Acquiring Fund Shares”), the assumption by the Acquiring Fund of Liabilities (as defined in paragraph 1.3) of the Acquired Fund, and the distribution of the Acquiring Fund Shares to the shareholders of the Acquired Fund in exchange for all outstanding Acquired Fund Shares (as defined below) and in complete liquidation of the Acquired Fund, all upon the terms and conditions hereinafter set forth in this Agreement (the “Reorganization”).

WHEREAS, the Acquiring Fund and the Acquired Fund are each registered closed-end management investment companies, and the Acquired Fund owns securities which are assets of the character in which the Acquiring Fund is permitted to invest; and

WHEREAS, both the Acquired Fund and the Acquiring Fund are authorized to issue their shares of beneficial interest; and

WHEREAS, the Board of Trustees of the Acquiring Fund and of the Board of Trustees of the Acquired Fund have authorized and approved the Reorganization; and

WHEREAS, it is intended that, for United States federal income tax purposes, (i) the transactions contemplated by this Agreement shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) that the Agreement shall constitute a “plan of reorganization” for purposes of the Code;

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter set forth, the parties hereto covenant and agree as follows:

1.	THE REORGANIZATION AND FUND TRANSACTIONS

1.1.    The Reorganization.  Subject to the requisite approvals and other terms and conditions herein set forth and on the basis of the representations and warranties contained herein, at the Effective Time (as defined in paragraph 2.5), the Acquired Fund shall assign, deliver and otherwise transfer the Assets (as defined in paragraph 1.2) of the Acquired Fund to the Acquiring Fund, and the Acquiring Fund shall assume the Liabilities (as defined in paragraph 1.3) of the Acquired Fund. In consideration of the foregoing, at the Effective Time, the Acquiring Fund shall issue Acquiring Fund Shares to the Acquired Fund. The number of Acquiring Fund Shares to be delivered shall be determined as set forth in paragraph 2.3.

1.2.    Assets of the Acquired Fund.  The assets of the Acquired Fund to be acquired by the Acquiring Fund shall consist of all assets and property, including, without limitation, all cash,

cash equivalents, securities, receivables (including securities, interests and dividends receivable), commodities and futures interests, rights to register shares under applicable securities laws, any deferred or prepaid expenses shown as an asset on the books of the Acquired Fund at the Effective Time (as defined in paragraph 2.5), books and records of the Acquired Fund, and any other property owned by the Acquired Fund at the Effective Time (collectively, the “Assets”).

1.3.    Liabilities of the Acquired Fund.  The Acquired Fund will use commercially reasonable efforts to discharge all of its known liabilities and obligations prior to the Effective Time consistent with its obligation to continue its operations and to pursue its investment objective and strategies in accordance with the terms of its prospectus. The Acquiring Fund will assume all accrued and unpaid liabilities of the Acquired Fund set forth in the Acquired Fund’s statement of assets and stated liabilities as of the Effective Time delivered by the Acquired Fund to the Acquiring Fund pursuant to Section 6.2(b) (collectively, the “Liabilities”).

1.4.    Distribution of Acquiring Fund Shares.  At the Effective Time (or as soon thereafter as is reasonably practicable), the Acquired Fund will distribute the Acquiring Fund Shares received from the Acquiring Fund pursuant to paragraph 1.1 (with cash being distributed in lieu of fractional Acquiring Fund Shares, as set forth in paragraph 2.3), pro rata to the record holders of the shares of the Acquired Fund determined as of the Effective Time (the “Acquired Fund Shareholders”) in complete liquidation of the Acquired Fund. Such distribution and liquidation will be accomplished by the transfer of the Acquiring Fund Shares then credited to the account of the Acquired Fund on the books of the Acquiring Fund to open accounts on the share records of the Acquiring Fund in the names of the Acquired Fund Shareholders. The aggregate net asset value of the Acquiring Fund Shares to be so credited to Acquired Fund Shareholders (together with any cash distributed to Acquired Fund Shareholders in lieu thereof, pursuant to paragraph 2.3) shall be equal to the aggregate net asset value of the then outstanding shares of beneficial interest of the Acquired Fund (the “Acquired Fund Shares”) owned by Acquired Fund Shareholders at the Effective Time. All issued and outstanding shares of the Acquired Fund will be canceled on the books of the Acquired Fund. The Acquiring Fund shall not issue share certificates representing the Acquiring Fund Shares in connection with such exchange.

1.5.    Recorded Ownership of Acquiring Fund Shares.  Ownership of Acquiring Fund Shares will be shown on the books of the Acquiring Fund’s Transfer Agent (as defined in paragraph 3.3).

1.6.    Filing Responsibilities of Acquired Fund.  Any reporting responsibility of the Acquired Fund, including, but not limited to, the responsibility for filing regulatory reports, tax returns, or other documents with the Securities and Exchange Commission (the “Commission”), the exchange on which the Acquired Fund’s shares are listed, any state securities commission, and any Federal, state or local tax authorities or any other relevant regulatory authority, is and shall remain the responsibility of the Acquired Fund up to and including the Closing Date (as defined in paragraph 3.1) and such later date as the Acquired Fund’s existence is terminated.

1.7.    Transfer Taxes.  Any transfer taxes payable upon issuance of the Acquiring Fund Shares in a name other than the registered holder of the Acquired Fund Shares on the books of the Acquired Fund as of that time shall, as a condition of such issuance and transfer, be paid by the person to whom such Acquiring Fund Shares are to be issued and transferred.

2.	VALUATION

2.1.    Net Asset Value per Acquired Fund Share.  The net asset value per Acquired Fund Share shall be computed as of the Effective Time, after the declaration and payment of any dividends and/or other distributions on that date, using the valuation procedures of the Acquiring Fund adopted by the Acquiring Fund’s Board of Trustees.

2.2.    Net Asset Value per Acquiring Fund Share.  The net asset value per Acquiring Fund Share shall be computed as of the Effective Time, after the declaration and payment of any dividends and/or other distributions on that date, using the valuation procedures of the Acquiring Fund adopted by the Acquiring Fund’s Board of Trustees.

2.3.    Calculation of Number of Acquiring Fund Shares.  As of the Effective Time, each Acquired Fund Share outstanding immediately prior to the Effective Time shall be converted into Acquiring Fund Shares in an amount equal to the ratio of the net asset value per share of the Acquired Fund determined in accordance with Section 2.1 to the net asset value per share of the Acquiring Fund determined in accordance with Section 2.2. No fractional Acquiring Fund Shares will be distributed unless such shares are to be held in a Dividend Reinvestment Plan account. In the event Acquired Fund Shareholders would be entitled to receive fractional Acquiring Fund Shares, the Acquiring Fund’s transfer agent will aggregate such fractional shares and sell the resulting whole shares on the exchange on which such shares are listed for the account of all such Acquired Fund Shareholders, and each such Acquired Fund Shareholder will be entitled to a pro rata share of the proceeds from such sale. With respect to the aggregation and sale of fractional Acquiring Fund Shares, the Acquiring Fund’s transfer agent will act directly on behalf of the Acquired Fund Shareholders entitled to receive fractional shares and will accumulate such fractional shares, sell the shares and distribute the cash proceeds net of brokerage commissions, if any, directly to Acquired Fund Shareholders entitled to receive the fractional shares (without interest and subject to withholding taxes).

2.4.    Determination of Value.  All computations of value with respect to both the Acquired Fund and the Acquiring Fund shall be made by U.S. Bancorp Fund Services, LLC, doing business as U.S. Bank Global Fund Services (“USBFS”), in its capacity as administrator for the Acquiring Fund and the Acquired Fund, in accordance with the Acquiring Fund’s and the Acquired Fund’s Valuation Policy.

2.5.    Effective Time.  The Effective Time shall be the time at which the Funds calculate their net asset values as set forth in their respective prospectuses (normally the close of regular trading on the New York Stock Exchange) on the Closing Date (as defined in paragraph 3.1) (the “Effective Time”).

3.	CLOSING

3.1.    Closing.  The Reorganization, together with related acts necessary to consummate the same (“Closing”), shall occur at the principal office of the Acquiring Fund on or about July 29, 2022, immediately after the close of regular trading on the NYSE, or at such other place and/or on such other date as to which the parties may agree (the “Closing Date”). All acts taking place at the Closing shall be deemed to take place simultaneously as of the Effective Time.

3.2.    Transfer and Delivery of Assets.  The Acquired Fund shall direct U.S. Bank National Association (“U.S. Bank” or the “Custodian”), as custodian for the Acquired Fund, to deliver, at the Closing, a certificate of an authorized officer stating that: (i) the Assets were delivered in proper form to the Acquiring Fund at the Effective Time, and (ii) all necessary taxes in connection with the delivery of the Assets, including all applicable Federal and state stock transfer stamps, if any, have been paid or provision for payment has been made. The Acquired Fund’s portfolio securities represented by a certificate or other written instrument shall be presented to the Custodian in its capacity as custodian for the Acquiring Fund. Such presentation shall be made for examination no later than five (5) business days preceding the Effective Time and shall be transferred and delivered by the Acquired Fund as of the Effective Time for the account of the Acquiring Fund duly endorsed in proper form for transfer in such condition as to constitute good delivery thereof. U.S Bank, on behalf of the Acquired Fund, shall deliver to U.S. Bank, as custodian of the Acquiring Fund, as of the Effective Time by book entry, in accordance with the customary practices of U.S. Bank and of each securities depository, as defined in Rule 17f-4 under the Investment Company Act of 1940, as amended (the “1940 Act”), in which the Acquired Fund’s Assets are deposited, the Acquired Fund’s Assets deposited with such depositories. The cash to be transferred by the Acquired Fund shall be delivered by wire transfer of Federal funds at the Effective Time or by such other manner as U.S. Bank, as custodian of the Acquiring Fund, deems appropriate.

3.3.    Share Records.  The Acquired Fund shall direct U.S. Bank Global Fund Services, in its capacity as transfer agent for the Acquired Fund (the “Transfer Agent”), to deliver at the Closing a certificate of an authorized officer stating that its records contain the names and addresses of the Acquired Fund Shareholders and the number and percentage ownership of outstanding Acquired Fund Shares owned by each such Acquired Fund Shareholder immediately prior to the Closing. The Acquiring Fund shall issue and deliver to the Secretary of the Acquired Fund prior to the Effective Time a confirmation evidencing that the appropriate number of Acquiring Fund Shares will be credited to the Acquired Fund at the Effective Time, or provide other evidence satisfactory to the Acquired Fund as of the Effective Time that such Acquiring Fund Shares have been credited to the Acquired Fund’s accounts on the books of the Acquiring Fund.

3.4.    Postponement of Effective Time.  In the event that at the Effective Time, the primary trading market for portfolio securities of the Acquiring Fund or the Acquired Fund (the “Market”) shall be closed to trading or trading thereupon shall be restricted, or trading or the reporting of trading on such Market or elsewhere shall be disrupted so that, in the mutual judgment of the Board of Trustees of the Acquired Fund and the Board of Trustees of the Acquiring Fund, accurate appraisal of the value of the net assets of the Acquired Fund or the Acquiring Fund, respectively, is impracticable, the Effective Time shall be postponed until the first business day, or other mutually agreed business day, after the day when trading shall have been fully resumed and reporting shall have been restored.

4.	REPRESENTATIONS AND WARRANTIES

4.1.    Representations and Warranties of the Acquired Fund.  Except as has been fully disclosed to the Acquiring Fund in a written instrument executed by an officer of the Acquired Fund, the Acquired Fund represents and warrants to the Acquiring Fund as follows:

(a)    The Acquired Fund is a statutory trust duly organized, validly existing, and in good standing under the laws of the State of Delaware with power under its Declaration of Trust and By-Laws, each as amended from time to time, to own all of its properties and assets and to carry on its business as it is presently conducted.

(b)    The Acquired Fund is registered with the Commission as a closed-end management investment company under the 1940 Act, and the registration of the Acquired Fund Shares under the Securities Act of 1933, as amended (the “1933 Act”), is in full force and effect.

(c)       At the Effective Time, the Acquired Fund will have good and marketable title to the Assets and full right, power, and authority to sell, assign, transfer and deliver such Assets hereunder free of any liens or other encumbrances, and upon delivery and payment for such Assets, the Acquiring Fund will acquire good and marketable title thereto, subject to no restrictions on the full transfer thereof other than such restrictions as might arise under the 1933 Act or as otherwise disclosed to the Acquiring Fund.

(d)       No consent, approval, authorization, or order of any court or governmental authority is required for the consummation by the Acquired Fund of the transactions contemplated herein, except such as have been obtained under the 1933 Act, the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the 1940 Act, and such as may be required under state securities laws.

(e)       The shareholder reports, marketing and other related materials of the Acquired Fund and each prospectus and statement of additional information of the Acquired Fund used at all times prior to the date of this Agreement conforms or conformed at the time of its use in all material respects to the applicable requirements of the 1933 Act, the 1934 Act and the 1940 Act and the rules and regulations of the Commission thereunder and does not or did not at the time of its use include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading.

(f)       The Acquired Fund is not engaged currently, and the execution, delivery and performance of this Agreement will not result, in: (i) a violation of federal securities laws (including the 1940 Act) or of Delaware law or a material violation of its Declaration of Trust and By-Laws, or of any agreement, indenture, instrument, contract, lease or other undertaking to which the Acquired Fund is a party or by which it is bound, or (ii) the acceleration of any obligation, or the imposition of any penalty, under any agreement, indenture, instrument, contract, lease, judgment or decree to which the Acquired Fund is a party or by which it is bound.

(g)    All material contracts or other commitments of the Acquired Fund (other than this Agreement and investment contracts, including options, futures, forward contracts and other similar instruments) will terminate without liability or obligation to the Acquired Fund on or prior to the Effective Time.

(h)    Except as otherwise disclosed to and accepted by the Acquiring Fund in writing, no litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or, to the Acquiring Fund’s knowledge, threatened against the Acquired Fund or any of the Acquiring Fund’s properties or assets that, if adversely determined, would materially and adversely affect the Acquired Fund’s financial condition or the conduct of its business. The Acquired Fund knows of no facts which might form the basis for the institution of such proceedings and is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body that materially and adversely affects the Acquiring Fund’s business or its ability to consummate the transactions herein contemplated.

(i)    The Statement of Assets and Liabilities, Statements of Operations and Changes in Net Assets, and Schedule of Investments of the Acquired Fund at January 31, 2022, have been audited by Cohen & Company, Ltd., independent registered public accounting firm, and are in accordance with accounting principles generally accepted in the United States of America (“GAAP”) consistently applied, and such statements present fairly, in all material respects, the financial condition of the Acquired Fund as of such date in accordance with GAAP, and there are no known contingent liabilities of the Acquired Fund required to be reflected on a balance sheet (including the notes thereto) in accordance with GAAP as of such date not disclosed therein.

(j)    Since January 31, 2022, there has not been any material adverse change in the Acquired Fund’s financial condition, assets, liabilities or business, other than changes occurring in the ordinary course of business, or any incurrence by the Acquired Fund of indebtedness, except as otherwise disclosed to by the Acquiring Fund. For the purposes of this subparagraph (j), a decline in net asset value per share of Acquired Fund Shares due to declines in market values of securities held by the Acquired Fund, the discharge of the Acquired Fund’s liabilities, or the redemption of the Acquired Fund’s shares by shareholders of the Acquired Fund shall not constitute a material adverse change.

(k)    At the Effective Time, all material Federal and other tax returns, dividend reporting forms, and other tax-related reports of the Acquired Fund required by law to have been filed by such date (including any extensions, if any) shall have been filed and are or will be correct in all material respects, and all Federal and other taxes shown as due or required to be shown as due on said returns and reports shall have been paid or provision shall have been made for the payment thereof and no such return is currently under audit and no assessment has been asserted with respect to such returns.

(l)    The Acquired Fund has not taken any action and does not know of any fact or circumstance that could reasonably be expected to prevent the Reorganization from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(m)    The Acquired Fund has elected to be treated as a “regulated investment company” under Subchapter M of the Code. For each taxable year since its commencement of operations (including the taxable year ending on the Closing Date), the Acquired Fund has met the requirements of Subchapter M of the Code for qualification and treatment as a regulated investment company within the meaning of Section 851 et seq. of the Code and has been eligible to and has computed its federal income tax under Section 852 of the Code in respect of each taxable year since its commencement of operations (including the taxable year ending on the closing date) and will continue to meet such requirements at all times through the Closing Date. The Acquired Fund has not at any time since its inception been liable for, nor is now liable for, any material income or excise tax pursuant to Sections 852 or 4982 of the Code. There is no other material tax liability (including any foreign, state or local tax liability) of the Acquired Fund except as set forth and accrued on the Acquired Fund’s books. The Acquired Fund has no earnings or profits accumulated with respect to any taxable year in which the provisions of Subchapter M of the Code did not apply. The Acquired Fund will not be subject to corporate-level taxation on the sale of any assets currently held by it as a result of the application of Section 337(d) of the Code and the regulations thereunder.

(n)    The Acquired Fund is in compliance in all material respects with applicable regulations of the Internal Revenue Service pertaining to the reporting of dividends and other distributions on and redemptions of its shares of beneficial interest. To the knowledge of its officers, the Acquired Fund has complied with the requirements for collection and maintenance of Forms W-9 and/or Forms W-8 and has withheld in respect of dividends and other distributions and paid to the proper taxing authorities all taxes required to be withheld, and is not liable for any penalties which could be imposed thereunder. The Acquired Fund is not under audit and there are no actual or proposed tax deficiencies with respect to the Acquired Fund.

(o)    All of the issued and outstanding shares of the Acquired Fund will, at the time of Closing, be held by the persons and in the amounts set forth in the records of the Transfer Agent, on behalf of the Acquired Fund, as provided in paragraph 3.3. The Acquired Fund does not have outstanding any options, warrants or other rights to subscribe for or purchase any of the shares of the Acquired Fund, nor is there outstanding any security convertible into any of the Acquired Fund’s shares.

(p)    The execution, delivery and performance of this Agreement will have been duly authorized prior to the Effective Time by all necessary action, if any, on the part of the Trustees of the Acquired Fund, and, subject to the approval of the shareholders of the Acquired Fund, this Agreement will constitute a valid and binding obligation of the Acquired Fund, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights and to general equity principles.

(q)    The Information Statement/Prospectus (as defined in paragraph 5.6), insofar as it relates to the Acquired Fund, will, at the Effective Time: (i) not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements were made, not materially misleading and (ii) comply in all material respects with the provisions of the 1933 Act, the 1934 Act and the 1940 Act and the rules and regulations thereunder; provided, however, that the representations and warranties of this subparagraph (q) shall not apply to statements in or omissions from the Information Statement/Prospectus made in reliance upon and in conformity with information that was furnished by the Acquiring Fund for use therein.

4.2.    Representations and Warranties of the Acquiring Fund.  Except as has been fully disclosed to the Acquired Fund in a written instrument executed by an officer of the Acquiring Fund, Acquiring Fund represents and warrants to the Acquired Fund as follows:

(a)    The Acquiring Fund is a statutory trust duly organized, validly existing, and in good standing under the laws of the State of Delaware with power under its Declaration of Trust and By-Laws, each as amended from time to time, to own all of its properties and assets and to carry on its business as it is presently conducted.

(b)    The Acquiring Fund is registered with the Commission as a closed-end management investment company under the 1940 Act, and the registration of the Acquiring Fund Shares under the 1933 Act is in full force and effect.

(c)    The Acquiring Fund has not taken any action and does not know of any fact or circumstance that could reasonably be expected to prevent the Reorganization from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(d)    At the Effective Time, all material Federal and other tax returns, dividend reporting forms, and other tax-related reports of the Acquiring Fund required by law to have been filed by such date (including any extensions, if any) shall have been filed and are or will be correct in all material respects, and all Federal and other taxes shown as due or required to be shown as due on said returns and reports shall have been paid or provision shall have been made for the payment thereof and no such return is currently under audit and no assessment has been asserted with respect to such returns.

(e)    The Acquiring Fund has elected to be treated as a “regulated investment company” under Subchapter M of the Code. For each taxable year since its commencement of operations (including the taxable year ending on the Closing Date), the Acquiring Fund has met the requirements of Subchapter M of the Code for qualification and treatment as a regulated investment company within the meaning of Section 851 et seq. of the Code and has been eligible to and has computed its federal income tax under Section 852 of the Code and will continue to meet such requirements at all times through the Closing Date. The Acquiring Fund has not at any time since its inception been liable for, nor is now liable for, any material income or excise tax pursuant to Sections 852 or 4982 of the Code. There is no other material tax liability (including any foreign, state or local tax liability) of the Acquiring Fund except as set forth and accrued on the Acquiring Fund’s books. The Acquiring Fund has no earnings or profits accumulated with respect to any taxable year in which the provisions of Subchapter M of the Code did not apply. The Acquiring Fund will not be subject to corporate-level taxation on the sale of any assets currently held by it as a result of the application of Section 337(d) of the Code and the regulations thereunder.

(f)    The Acquiring Fund is in compliance in all material respects with applicable regulations of the Internal Revenue Service pertaining to the reporting of dividends and other distributions on and redemptions of its shares of beneficial interest. To the knowledge of its officers, the Acquiring Fund has complied with the requirements for collection and maintenance of Forms W-9 and/or Forms W-8 and has withheld in respect of dividends and other distributions and paid to the proper taxing authorities all taxes required to be withheld, and is not liable for any penalties which could be imposed thereunder. The Acquiring Fund is not under audit and there are no actual or proposed tax deficiencies with respect to the Acquiring Fund.

(g)    No consent, approval, authorization, or order of any court or governmental authority is required for the consummation by the Acquiring Fund of the transactions contemplated herein, except such as have been obtained under the 1933 Act, the 1934 Act and the 1940 Act and such as may be required under state securities laws.

(h)    The shareholder reports, marketing and other related materials of the Acquiring Fund and each prospectus and statement of additional information of the Acquiring Fund used at all times prior to the date of this Agreement conforms or conformed at the time of its use in all material respects to the applicable requirements of the 1933 Act, the 1934 Act and the 1940 Act and the rules and regulations of the Commission thereunder and does not or did not at the time of its use include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading.

(i)    The Acquiring Fund is not engaged currently, and the execution, delivery and performance of this Agreement will not result, in: (i) a violation of federal securities laws (including the 1940 Act) or of Delaware law or a material violation of its Declaration of Trust and By-Laws or of any agreement, indenture, instrument, contract, lease or other undertaking to which the Acquiring Fund is a party or by which it is bound, or (ii) the acceleration of any obligation, or the imposition of any penalty, under any agreement, indenture, instrument, contract, lease, judgment or decree to which the Acquiring Fund is a party or by which it is bound.

(j)    Except as otherwise disclosed to and accepted by the Acquired Fund in writing, no litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or, to the Acquiring Fund’s knowledge, threatened against the Acquiring Fund or any of the Acquiring Fund’s properties or assets that, if adversely determined, would materially and adversely affect the Acquiring Fund’s financial condition or the conduct of its business. The Acquiring Fund knows of no facts which might form the basis for the institution of such proceedings and is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body that materially and adversely affects the Acquiring Fund’s business or its ability to consummate the transactions herein contemplated.

(k)    The execution, delivery and performance of this Agreement will have been duly authorized prior to the Effective Time by all necessary action, if any, on the part of the Trustees of the Acquiring Fund, and, subject to the approval of the shareholders of the Acquiring Fund, this Agreement will constitute a valid and binding obligation of the Acquiring Fund, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights and to general equity principles.

(l)    The Acquiring Fund Shares to be issued and delivered to the Acquired Fund, for the account of the Acquired Fund Shareholders, pursuant to the terms of this Agreement, will at the Effective Time have been duly authorized and, when so issued and delivered, will be duly and validly issued Acquiring Fund Shares, will be fully paid and non-assessable by the Acquiring Fund and will have been issued in every jurisdiction in compliance in all material respects with applicable registration requirements and applicable securities laws. The Acquiring Fund does not have outstanding any options, warrants or other rights to subscribe for or purchase any of the shares of the Acquiring Fund, nor is there outstanding any security convertible into any of the Acquiring Fund’s shares.

(m)    The Information Statement/Prospectus (as defined in paragraph 5.6), insofar as it relates to the Acquiring Fund, will, at the Effective Time: (i) not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements were made, not materially misleading and (ii) comply in all material respects with the provisions of the 1933 Act, the 1934 Act and the 1940 Act and the rules and regulations thereunder; provided, however, that the representations and warranties of this subparagraph (m) shall not apply to statements in or omissions from the Information Statement/Prospectus made in reliance upon and in conformity with information that was furnished by the Acquired Fund for use therein.

5.	COVENANTS AND AGREEMENTS

5.1.    Conduct of Business.  The Acquiring Fund and the Acquired Fund each will operate its business in the ordinary course consistent with prior practice between the date hereof and the Effective Time, it being understood that such ordinary course of business will include the declaration and payment of customary dividends and distributions, and any other distribution that may be advisable.

5.2.    No Distribution of Acquiring Fund Shares.  The Acquired Fund covenants that the Acquiring Fund Shares to be issued hereunder are not being acquired for the purpose of making any distribution thereof, other than in accordance with the terms of this Agreement.

5.3.    Information.  The Acquired Fund will assist the Acquiring Fund in obtaining such information as the Acquiring Fund reasonably requests concerning the beneficial ownership of the Acquired Fund Shares.

5.4.    Other Necessary Action.  Subject to the provisions of this Agreement, the Acquiring Fund and the Acquired Fund will each take, or cause to be taken, all action, and do or cause to be done all things, reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

5.5.    Shareholder Meeting.  The Acquiring Fund will call a meeting of its shareholders to consider and act upon the issuance of shares in connection with the Reorganization.

5.6.    Information Statement/Prospectus.  The Acquired Fund will provide the Acquiring Fund with information regarding the Acquired Fund, and the Acquiring Fund will provide the Acquired Fund with information regarding the Acquiring Fund, reasonably necessary for the preparation of the Information Statement/Prospectus on Form N-14 (the “Information Statement/Prospectus”) in compliance with the 1933 Act, the 1934 Act and the 1940 Act.

5.7.    Liquidating Distribution.  As soon as is reasonably practicable after the Closing, the Acquired Fund will make a liquidating distribution to its respective shareholders consisting of the Acquiring Fund Shares received at the Closing.

5.8.    Efforts.  The Acquiring Fund and the Acquired Fund shall each use their reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent set forth in Article 6 to effect the transactions contemplated by this Agreement as promptly as reasonably practicable.

5.9.    Other Instruments.  Each of the Acquired Fund and the Acquiring Fund covenants that it will, from time to time, execute and deliver or cause to be executed and delivered all such assignments and other instruments, and will take or cause to be taken such further action as the other party may reasonably deem necessary or desirable in order to vest in and confirm: (a) to the Acquired Fund, title to and possession of the Acquiring Fund Shares to be delivered hereunder, and (b) to the Acquiring Fund, title to and possession of all the Assets and assumption of the Liabilities assumed hereunder and otherwise to carry out the intent and purpose of this Agreement.

5.10.    Regulatory Approvals.  The Acquiring Fund will use all reasonable efforts to obtain the approvals and authorizations required by the 1933 Act, the 1934 Act, the 1940 Act and such of the state blue sky or securities laws as may be necessary in order to continue its operations after the Effective Time.

5.11.    Final Tax Distribution.  To the extent necessary to avoid entity-level income or excise tax, the Acquired Fund will declare one or more dividends payable prior to the time of Closing to its shareholders.

6.	CONDITIONS PRECEDENT

6.1.    Conditions Precedent to Obligations of Acquired Fund.  The obligations of the Acquired Fund to complete the transactions provided for herein shall be subject, at the Acquired Fund’s election, to the following conditions:

(a)    All representations and warranties of the Acquiring Fund contained in this Agreement shall be true and correct in all material respects as of the date hereof and, except as they may be affected by the transactions contemplated by this Agreement, as of the Effective Time, with the same force and effect as if made on and as of the Effective Time.

(b)    The Acquiring Fund shall have delivered to the Acquired Fund a certificate executed in the name of the Acquiring Fund by its President or Vice President and its Treasurer, in a form reasonably satisfactory to the Acquired Fund and dated as of the Effective Time, to the effect that the representations and warranties of the Acquiring Fund, made in this Agreement are true and correct at and as of the Effective Time, except as they may be affected by the transactions contemplated by this Agreement, and as to such other matters as the Acquired Fund shall reasonably request.

(c)    The Acquiring Fund shall have performed all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by the Acquiring Fund, on or before the Effective Time.

(d)    The Acquired Fund and the Acquiring Fund shall have agreed on the number of Acquiring Fund Shares to be issued in connection with the Reorganization after such number has been calculated in accordance with paragraph 2.3.

(e)    The Acquired Fund, shall have received on the Closing Date the opinion of Dechert LLP, counsel to the Acquiring Fund (which may reasonably rely as to matters governed by the laws of the State of Delaware on an opinion of Delaware counsel and/or certificates of officers or Trustees of the Acquiring Fund) dated as of the Closing Date, covering the following points:

(i)    The Acquiring Fund is a statutory trust duly organized, validly existing and in good standing under the laws of the State of Delaware and has the power to own all of its properties and assets and to carry on its business, including as a registered investment company, and the Acquiring Fund has all necessary federal, state and local authorizations to carry on its business as now being conducted;

(ii)    The Agreement has been duly authorized, executed and delivered by the Acquiring Fund and, assuming due authorization, execution and delivery of the Agreement by the Acquired Fund, is a valid and binding obligation of the Acquiring Fund enforceable against the Acquiring Fund in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and to general equity principles;

(iii)    The Acquiring Fund Shares to be issued to the Acquired Fund Shareholders as provided by this Agreement are duly authorized, upon such delivery will be validly issued and outstanding, and are fully paid and non-assessable by the Acquiring Fund, and no shareholder of the Acquiring Fund has any preemptive rights to subscription or purchase in respect thereof;

(iv)    The execution and delivery of the Agreement did not, and the consummation of the transactions contemplated hereby will not, result in a violation of the Acquiring Fund’s Declaration of Trust or its By-Laws or a material violation of any provision of any agreement (known to such counsel) to which the Acquiring Fund is a party or by which it is bound or, to the knowledge of such counsel, result in the acceleration of any obligation or the imposition of any penalty under any agreement not disclosed to the Acquired Fund, judgment or decree to which the Acquiring Fund is a party or by which it is bound;

(v)    To the knowledge of such counsel, no consent, approval, authorization or order of any court or governmental authority of the United States or the State of Delaware is required to be obtained by the Acquiring Fund in order to consummate the transactions contemplated herein, except such as have been obtained under the 1933 Act, the 1934 Act and the 1940 Act, and such as may be required under state securities or blue sky laws (other than those of the State of Delaware);

(vi)    The Acquiring Fund is a registered investment company classified as a management company of the closed-end type under the 1940 Act, and its registration with the Commission as an investment company under the 1940 Act is in full force and effect; and

(vii)    To the knowledge of such counsel, no litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or threatened as to the Acquiring Fund or any of its properties or assets and the Acquiring Fund is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body which materially and adversely affects its business.

6.2.    Conditions Precedent to Obligations of Acquiring Fund.  The obligations of the Acquiring Fund to complete the transactions provided for herein shall be subject, at the Acquiring Fund’s election, to the following conditions:

(a)    All representations and warranties of the Acquired Fund contained in this Agreement shall be true and correct in all material respects as of the date hereof and, except as they may be affected by the transactions contemplated by this Agreement, as of the Effective Time, with the same force and effect as if made on and as of the Effective Time.

(b)    The Acquired Fund shall have delivered to the Acquiring Fund a statement of the Acquired Fund’s Assets and known Liabilities, as of the Effective Time, which is prepared in accordance with GAAP and certified by the Principal Financial Officer or Treasurer of the Acquired Fund.

(c)    The Acquired Fund shall have delivered to the Acquiring Fund a certificate executed in the name of the Acquired Fund by its President or Vice President and its Treasurer, in a form reasonably satisfactory to the Acquiring Fund and dated as of the Effective Time, to the effect that the representations and warranties of the Acquired Fund, made in this Agreement are true and correct at and as of the Effective Time, except as they may be affected by the transactions contemplated by this Agreement, and as to such other matters as the Acquiring Fund shall reasonably request.

(d)    The Acquired Fund shall have performed all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by the Acquired Fund, on or before the Effective Time.

(e)    The Acquired Fund and the Acquiring Fund shall have agreed on the number of Acquiring Fund Shares to be issued in connection with the Reorganization after such number has been calculated in accordance with paragraph 2.3.

(f)    The Acquiring Fund, shall have received on the Closing Date the opinion of Dechert LLP, counsel to the Acquired Fund (which may reasonably rely as to matters governed by the laws of the State of Delaware on an opinion of Delaware counsel and/or certificates of officers or Trustees of the Acquired Fund) dated as of the Closing Date, covering the following points:

(i)    The Acquired Fund is a statutory trust duly organized, validly existing and in good standing under the laws of the State of Delaware and has the power to own all of its properties and assets and to carry on its business, including as a registered investment company, and the Acquired Fund has all necessary federal, state and local authorizations to carry on its business as now being conducted;

(ii)    The Agreement has been duly authorized, executed and delivered by the Acquired Fund and, assuming due authorization, execution and delivery of the Agreement by the Acquiring Fund is a valid and binding obligation of the Acquired Fund enforceable against the Acquired Fund in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and to general equity principles;

(iii)    The execution and delivery of the Agreement did not, and the consummation of the transactions contemplated hereby will not, result in a violation of the Acquired Fund’s Declaration of Trust or its By-Laws or a material violation of any provision of any agreement (known to such counsel) to which the Acquired Fund is a party or by which it is bound or, to the knowledge of such counsel, result in the acceleration of any obligation or the imposition of any penalty under any agreement not disclosed to the Acquiring Fund, judgment or decree to which the Acquired Fund is a party or by which it is bound;

(iv)    To the knowledge of such counsel, no consent, approval, authorization or order of any court or governmental authority of the United States or the State of Delaware is required to be obtained by the Acquired Fund in order to consummate the transactions contemplated herein, except such as have been obtained under the 1933 Act, the 1934 Act and the 1940 Act, and such as may be required under state securities or blue sky laws (other than those of the State of Delaware);

(v)    The Acquired Fund is a registered investment company classified as a management company of the closed-end type under the 1940 Act, and its registration with the Commission as an investment company under the 1940 Act is in full force and effect;

(vi)    The outstanding shares of the Acquired Fund are registered under the 1933 Act and its registration is in full force and effect; and

(vii)    To the knowledge of such counsel, no litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or threatened as to the Acquired Fund or any of its properties or assets and the Acquired Fund is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body which materially and adversely affects its business.

6.3.    Other Conditions Precedent.  If any of the conditions set forth in this paragraph 6.3 have not been satisfied on or before the Effective Time, the Acquired Fund or the Acquiring Fund shall, at its option, not be required to consummate the transactions contemplated by this Agreement.

(a)    The Agreement and the transactions contemplated herein shall have been approved by the Board of Trustees of the Acquired Fund and certified copies of the resolutions evidencing such approvals shall have been delivered to the Acquiring Fund.

(b)    The Agreement and the transactions contemplated herein shall have been approved by (i) the Board of Trustees of the Acquiring Fund and (ii) the requisite shareholders of the Acquiring Fund, and certified copies of the resolutions evidencing such approvals shall have been delivered to the Acquired Fund.

(c)    At the Effective Time, no action, suit or other proceeding shall be pending or, to the knowledge of the Acquired Fund or the Acquiring Fund, threatened before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with, this Agreement or the transactions contemplated herein.

(d)    All consents of other parties and all other consents, orders and permits of Federal, state and local regulatory authorities deemed necessary by the parties to permit consummation, in all material respects, of the transactions contemplated hereby shall have been obtained, except where failure to obtain any such consent, order or permit would not reasonably be expected to have a material adverse effect on the assets or properties of the Acquiring Fund or the Acquired Fund, provided that either party hereto may for itself waive any of such conditions.

(e)    U.S. Bank shall have delivered such certificates or other documents as set forth in paragraph 3.2.

(f)    The Transfer Agent shall have delivered a certificate of its authorized officer as set forth in paragraph 3.3.

(g)    The Acquiring Fund shall have issued and delivered to the Secretary of the Acquired Fund the confirmation as set forth in paragraph 3.3.

(h)    Each party shall have delivered to the other such bills of sale, checks, assignments, receipts or other documents as reasonably requested by such other party or its counsel.

(i)    The parties hereto shall have received the opinion of the law firm of Dechert LLP (based on certain facts, assumptions and representations), addressed to Acquiring Fund and Acquired Fund, substantially to the effect that, for federal income tax purposes:

(i) The transfer of the Acquired Fund’s Assets in exchange solely for Acquiring Fund Shares and the assumption by Acquiring Fund of stated liabilities of Acquired Fund followed by the distribution by Acquired Fund of Acquiring Fund Shares to the Acquired Fund Shareholders in exchange for their Acquired Fund Shares in liquidation of Acquired Fund pursuant to and in accordance with the terms of this Agreement will constitute a “reorganization” within the meaning of Section 368(a)(1) of the Code;

(ii) No gain or loss will be recognized by Acquiring Fund upon the receipt of the Acquired Fund Assets solely in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of the stated liabilities of Acquired Fund;

(iii) No gain or loss will be recognized by Acquired Fund upon the transfer of the Acquired Fund Assets to Acquiring Fund in exchange solely for Acquiring Fund Shares and the assumption by Acquiring Fund of the stated liabilities or upon the distribution of Acquiring Fund Shares to the Acquired Fund Shareholders in exchange for their Acquired Fund Shares, except that Acquired Fund may be required to recognize gain or loss with respect to contracts described in Section 1256(b) of the Code or stock in a passive foreign investment company, as defined in Section 1297(a) of the Code;

(iv) No gain or loss will be recognized by the Acquired Fund Shareholders upon the exchange of the Acquired Fund Shares for Acquiring Fund Shares (except with respect to cash received in lieu of fractional shares);

(v) The aggregate tax basis for Acquiring Fund Shares received by each Acquired Fund Shareholder pursuant to the Reorganization will be the same as the aggregate tax basis of the Acquired Fund Shares held by each such Acquired Fund Shareholder immediately prior to the Reorganization (reduced by any amount of tax basis allocable to fractional shares for which cash is received);

(vi) The holding period of Acquiring Fund Shares to be received by each Acquired Fund Shareholder will include the period during which the Acquired Fund Shares surrendered in exchange therefor were held (provided such Acquired Fund Shares were held as capital assets on the date of the Reorganization);

(vii) Except for assets which may be marked to market for federal income tax purposes as a consequence of a termination of Acquired Fund’s taxable year, the tax basis of the Acquired Fund Assets acquired by Acquiring Fund will be the same as the tax basis of such assets to Acquired Fund in exchange therefor; and

(viii) The holding period of the Acquired Fund Assets in the hands of Acquiring Fund will include the period during which those assets were held by Acquired Fund (except where the investment activities of Acquiring Fund have the effect of reducing or eliminating such periods with respect to an Acquired Fund Asset).

Notwithstanding anything herein to the contrary, neither the Company, on behalf of Acquiring Fund, nor Acquired Fund, may waive the conditions set forth in this paragraph 6.3(i).

7.	INDEMNIFICATION

7.1.    Indemnification by the Acquiring Fund.  The Acquiring Fund, solely out of its assets and property, agrees to indemnify and hold harmless the Acquired Fund, and its trustees, officers, employees and agents (the “Acquired Fund Indemnified Parties”) from and against any and all losses, claims, damages, liabilities or expenses (including, without limitation, the payment of reasonable legal fees and reasonable costs of investigation) to which the Acquired Fund

Indemnified Parties may become subject, insofar as such loss, claim, damage, liability or expense (or actions with respect thereto) arises out of or is based on: (a) any breach by the Acquiring Fund of any of its representations, warranties, covenants or agreements set forth in this Agreement or (b) any act, error, omission, neglect, misstatement, materially misleading statement, breach of duty or other act wrongfully done or attempted to be committed by the Acquiring Fund or the Acquiring Fund’s trustees, officers, employees or agents prior to the Closing Date, provided that this indemnification shall not apply to the extent such loss, claim, damage, liability or expense (or actions with respect thereto) shall be due to any negligent, intentional or fraudulent act, omission or error of the Acquired Fund Indemnified Parties.

7.2.    Indemnification by the Acquired Fund.  The Acquired Fund, solely out of its assets and property, agrees to indemnify and hold harmless the Acquiring Fund, and its trustees, officers, employees and agents (the “Acquiring Fund Indemnified Parties”) from and against any and all losses, claims, damages, liabilities or expenses (including, without limitation, the payment of reasonable legal fees and reasonable costs of investigation) to which the Acquiring Fund Indemnified Parties may become subject, insofar as such loss, claim, damage, liability or expense (or actions with respect thereto) arises out of or is based on: (a) any breach by the Acquired Fund of any of its representations, warranties, covenants or agreements set forth in this Agreement or (b) any act, error, omission, neglect, misstatement, materially misleading statement, breach of duty or other act wrongfully done or attempted to be committed by the Acquired Fund or the Acquired Fund’s trustees, officers, employees or agents prior to the Closing Date, provided that this indemnification shall not apply to the extent such loss, claim, damage, liability or expense (or actions with respect thereto) shall be due to any negligent, intentional or fraudulent act, omission or error of the Acquiring Fund Indemnified Parties.

7.3.    Liability of the Acquired Fund.  The parties understand and agree that the obligations of the Acquired Fund under this Agreement shall not be binding upon any trustee, shareholder, nominee, officer, agent or employee of or adviser to the Acquired Fund personally, but bind only the Acquired Fund’s property. Moreover, all persons shall look only to the assets of the Acquired Fund to satisfy the obligations of the Acquired Fund hereunder. The parties represent that they each have notice of the provisions of the Declaration of Trust of the Acquired Fund disclaiming such shareholder and trustee liability for acts or obligations of the Acquired Fund.

7.4.    Liability of the Acquiring Fund.  The parties understand and agree that the obligations of the Acquiring Fund under this Agreement shall not be binding upon any trustee, shareholder, nominee, officer, agent or employee of or adviser to the Acquiring Fund personally, but bind only the Acquiring Fund’s property. Moreover, all persons shall look only to the assets of the Acquiring Fund to satisfy the obligations of the Acquiring Fund hereunder. The parties represent that they each have notice of the provisions of the Declaration of Trust of the Acquiring Fund disclaiming such shareholder and trustee liability for acts or obligations of the Acquiring Fund.

8.	BROKERAGE FEES AND EXPENSES

8.1.    No Broker or Finder Fees.  The Acquiring Fund and the Acquired Fund represent and warrant to each other that there are no brokers or finders entitled to receive any payments in connection with the transactions provided for herein,

8.2.    Expenses of Reorganization.    The expenses relating to the proposed Reorganization, whether or not consummated, will be borne by the Funds, as agreed to by the Parties. The costs of the Reorganization shall include, but not be limited to: costs associated with obtaining any necessary order of exemption from the 1940 Act, preparing, printing and distributing the Information Statement/Prospectus, proxy solicitation expenses, expenses of holding the shareholder meeting with respect to the Acquiring Fund, and winding down the operations and terminating the existence of the Acquired Fund; expenses of service providers to the Acquired Fund in consummating the Reorganization (such as those charged by the transfer agent, custodian, fund accountant or intermediaries); legal fees of counsel to each of the Acquired Fund and Acquiring Fund, including those incurred in connection with the preparation of legal opinions, and accounting fees with respect to the Reorganization and the Information Statement/Prospectus; all necessary taxes in connection with the delivery of the Assets or otherwise incurred in connection with the Reorganization, including all applicable federal and state stock transfer stamps; and incremental fees or costs incurred by reason of the Reorganization, such as additional costs associated with the preparation and distribution of shareholder reports and other documents to the extent that they are prepared and disseminated separately for the Acquired Fund, but will not include brokerage costs or other transaction costs associated with portfolio adjustments. Notwithstanding any of the foregoing, expenses will in any event be paid by the party directly incurring such expenses if and to the extent that the payment by another person of such expenses would result in the disqualification of such party as a “regulated investment company” within the meaning of Section 851 of the Code.

9.	AMENDMENTS AND TERMINATION

9.1.    Amendments.    This Agreement may be amended, modified or supplemented in a signed writing in such manner as may be deemed necessary or advisable by the authorized officers of each party, on behalf of either the Acquired Fund and the Acquiring Fund; provided, however, that following a meeting of the shareholders of the Acquiring Fund called by the Board of Trustees of the Acquiring Fund pursuant to paragraph 6.3(b) of this Agreement, no such amendment may have the effect of changing the provisions for determining the number of Acquiring Fund Shares to be issued to the Acquired Fund Shareholders under this Agreement to the detriment of the shareholders of the Acquiring Fund or the Acquired Fund Shareholders without the Board of Trustees’ and shareholders’ further approval.

9.2.    Termination.    This Agreement may be terminated and the transactions contemplated hereby may be abandoned mutual agreement of the parties, at any time prior to the Effective Time, if circumstances should develop that, in the opinion of the Board of Trustees of the Acquiring Fund and the Board of Trustees of the Acquired Fund, make proceeding with the Agreement inadvisable.

10.	NOTICES

Any notice, report, statement or demand required or permitted by any provisions of this Agreement shall be in writing and shall be given by facsimile, electronic delivery (i.e., e-mail) personal service or prepaid or certified mail addressed as follows:

If to the Acquired Fund:

Angel Oak Dynamic Financial Strategies Income Term Trust

3344 Peachtree Road NE, Suite 1725

Atlanta, GA 30326

Attention: Dory S. Black, Esq.

If to the Acquiring Fund:

Angel Oak Financial Strategies Income Term Trust

3344 Peachtree Road NE, Suite 1725

Atlanta, GA 30326

Attention: Dory S. Black, Esq.

With copies (which shall not constitute notice) to:

Dechert LLP

1900 K Street NW

Washington, D.C. 20006

Attention: Stephen T. Cohen, Esq.

11.	MISCELLANEOUS

11.1.    Entire Agreement.  The parties agree that neither party has made any representation, warranty or covenant not set forth herein, and that this Agreement constitutes the entire agreement between the parties.

11.2.    Survival.  The representations, warranties and covenants contained in this Agreement or in any document delivered pursuant hereto or in connection herewith, and the obligations with respect to indemnification of the Acquired Fund and Acquiring Fund contained in paragraphs 7.1 and 7.2, shall survive the Closing.

11.3.    Headings.  The Article and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.4.   Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its principles of conflicts of laws.

11.5.    Assignment.  This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, but no assignment or transfer hereof or of any rights or obligations hereunder shall be made by any party without the written consent of the other party. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

11.6.    Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all taken together shall constitute one agreement.

11.7.    Waiver.  At any time before the Closing Date, any of the terms or conditions of this Agreement may be waived by either the Acquired Fund Board or the Acquiring Fund Board (whichever is entitled to the benefit thereof), if, in the judgment of such board after consultation with fund counsel, such action or waiver will not have a material adverse effect on the benefits intended in this Agreement to the shareholders of their respective fund, on behalf of which such action is taken.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.

ANGEL OAK FINANCIAL STRATEGIES INCOME TERM TRUST	ANGEL OAK DYNAMIC FINANCIAL STRATEGIES INCOME TERM TRUST
By: /s/ Dory S. Black	By: /s/ Dory S. Black
Name: Dory S. Black, Esq.	Name: Dory S. Black, Esq.
Title: President	Title: President